Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”) of NorthStar Realty Europe Corp., a Maryland corporation, as a director nominee.

/s/ Judith A. Hannaway
Name: Judith A. Hannaway
Date: October 9, 2015